UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Public Service Enterprise Group Incorporated

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Public Service Enterprise Group Incorporated
80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 21, 2009
AND
PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on April 21, 2009, at 2:00 P.M., for the following purposes:

1.	To elect six members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2010, each until their respective successors are elected and qualified;

2.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 20, 2009.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR.
Secretary

March 6, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 21, 2009: The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2009/pseg2008ar

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY FORM.

INTRODUCTION

This Proxy Statement is furnished by Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) on behalf of the Board of Directors. We are soliciting proxies to be voted at the 2009 Annual Meeting of Stockholders and at all adjournments of that meeting.

We are a holding company that owns directly four subsidiaries:

•	PSEG Power LLC (Power), an electric generation and wholesale energy marketing and trading company;

•	Public Service Electric and Gas Company (PSE&G), an operating electric and gas utility;

•	PSEG Energy Holdings L.L.C. (Energy Holdings), the owner of electric generation and energy-related investments; and

•	PSEG Services Corporation (Services), which provides management and administrative services to us and our subsidiaries.

The mailing address of our principal executive offices is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973) 430-7000. Our Internet website is www.pseg.com.

The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders and made available electronically via the Internet was March 16, 2009.

Annual Meeting Attendance

The Annual Meeting will be held on April 21, 2009 at 2:00 P.M., at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey. We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy form or when voting shares telephonically or electronically. AN ADMISSION TICKET IS PRINTED ON THE TOP PORTION OF EACH PROXY FORM AND SHOULD BE USED BY YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

You may revoke a proxy given in the form which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given, unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the meeting, or you vote the shares subject to the proxy by written ballot.

VOTING SECURITIES AND PROCEDURES

Holders of record of the 505,996,093 shares of Common Stock outstanding on February 20, 2009, will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Proxy Form and Voting of Shares

Every vote is important. We urge you to sign, date and return the accompanying proxy form whether or not you plan to attend the Annual Meeting. Alternatively, if you are a stockholder of record, you may vote your proxy using the toll-free telephone number listed on the proxy form or via the Internet at the electronic address also listed on the proxy form. When a proxy form is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions.

You may specify your choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by your Board of Directors. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form received from your bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of your bank or broker. If no instructions are received from you by a bank or broker with respect to such shares, the shares may be voted by the bank or broker on the proposals in this Proxy Statement at the discretion of the bank or broker in accordance with the rules of the New York Stock Exchange, Inc. (NYSE).

The accompanying proxy includes any shares registered in the names shown on the proxy in Enterprise Direct (formerly, the Dividend Reinvestment and Stock Purchase Plan) and the PSEG Employee Stock Purchase Plan. If no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of your Board of Directors contained in this Proxy Statement. If no instructions are received from you with respect to any shares held in the PSEG Employee Stock Purchase Plan, the shares will not be voted.

If you are a participant in the PSEG Thrift and Tax-Deferred Savings Plan or the PSEG Employee Savings Plan you will receive a separate direction card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received, the shares will not be voted.

CORPORATE GOVERNANCE

Our business and affairs are managed by or under the direction of the Board of Directors, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board of Directors has adopted and operates under the PSEG Corporate Governance Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the United States Securities and Exchange Commission (SEC) and the NYSE. Our Corporate Governance Principles are posted on our website, www.pseg.com/investor/governance. We will send you a copy upon request.

The Directors provide direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors financial and business integrity and performance;

•	Evaluates Board processes and performance, and selects nominees for election to the Board; and

•	Selects and evaluates the performance of the Chief Executive Officer (CEO) and other senior executives.

As discussed below under Election of Directors, stockholders at the 2007 Annual Meeting approved the de-classification of the Board. As a result, Directors are elected annually, but each director whose three-year term extended beyond the 2007 Annual Meeting will serve out his or her term remaining as of the 2007 Annual Meeting.

The Board has full and free access to all members of management and may hire consultants and advisors as it deems necessary.

Independence

Under our Corporate Governance Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Corporate Governance Principles. These standards require that to be independent:

•	A director may not be an employee of ours or any of our subsidiaries;

•	No member of the director’s immediate family may be one of our executive officers or an executive officer of one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

•

A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us or our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

•

A director may not be an executive officer of a charity, if contributions by us and our subsidiaries in any year to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board has determined that all of the current directors are independent under our Corporate Governance Principles and the requirements of the NYSE, except Ralph Izzo, the Chairman of the Board, President and CEO, who is an employee of the Company. In addition, the Board determined in 2008 that Ernest H. Drew, a director until April 2008, was also independent under these standards. These determinations were based upon a review of the questionnaires submitted by each director, relevant business records, publicly available information and the applicable SEC and NYSE requirements.

The Board has an Audit Committee, a Corporate Governance Committee, an Executive Committee, a Finance Committee, a Fossil Generation Operations Oversight Committee, a Nuclear Generation Operations Oversight Committee and an Organization and Compensation Committee, each consisting solely of independent directors, except for the Executive Committee, on which Mr. Izzo serves. Each of these committees, other than the Executive Committee, has a charter that defines its roles and responsibilities. The charters are posted on our website, www.pseg.com/investor/governance. We will send you a copy of any or all of the committee charters upon request.

Presiding Director

As provided in our Corporate Governance Principles, the Board of Directors has established the position of Presiding Director. The Presiding Director:

•	Chairs the executive sessions of the Board;

•	Consults with the CEO on Board agendas;

•	Advises the CEO on the quality and timeliness of information provided to the Board;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary all communications directed to the non-management directors.

The Presiding Director serves for a two-year term commencing with the organizational meeting of the Board following the Annual Meeting of Stockholders and may serve up to an additional twelve consecutive months if approved by the non-management directors. Richard J. Swift was designated our initial Presiding Director by the Board effective June 19, 2007, for a term expiring at the first meeting of directors after the 2009 Annual Meeting of Stockholders. At that meeting of directors, the Corporate Governance Committee expects to make a recommendation regarding the individual to serve as Presiding Director following the expiration of the current term, in accordance with our policy.

Meetings

The Board of Directors holds regularly scheduled meetings and meets on other occasions when circumstances require. The Board met ten times in 2008, and, on average, the meetings lasted approximately two hours. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. The Board also conducted an all-day business strategy session in June 2008.

During 2008, Caroline Dorsa, Albert R. Gamper, Jr., Conrad K. Harper and Ralph Izzo also served on the board of directors of PSE&G. The PSE&G board met seven times in 2008. Mr. Izzo also serves on the Boards of Directors of Power, Energy Holdings, and Services.

Our Corporate Governance Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting unless waived by the Board. When the Board meets in executive sessions, the Presiding Director serves as Chair. During 2008, seven executive sessions were held with only independent directors present. In addition, each Board committee, except the Executive Committee, meets in executive session at each of its meetings, unless waived by the respective Committee.

Under our Corporate Governance Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders. Meeting materials are provided to Board and Committee members in advance of each meeting, and members are expected to review such materials prior to each meeting. During 2008, each nominee (except David Lilley, who was not a director in 2008) and each other director attended at least 75% of the aggregate number of Board meetings and committee meetings on which he or she served. Each nominee, except Mr. Lilley and Hak Cheol Shin, who were not directors at the time, attended the 2008 Annual Meeting of Stockholders.

Stock Ownership

Directors are required by our Corporate Governance Principles to own at least 4,000 shares of PSEG Common Stock (including any restricted stock, whether or not vested, any stock units under the 2007 Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) within three years after election to the Board. All directors currently meet this requirement, with the exception of Mr. Lilley and Mr. Shin, each of whom has been a director for less than one year.

Director Retirement Policy

Under the Board’s retirement policy, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders following their seventy-second birthday. Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-second birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies. Directors must submit a letter of resignation upon any change in their primary employment responsibilities.

Communications with the Board

You, as a stockholder, and other interested parties may communicate directly with the Board, including the independent directors, by writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Presiding Director and to the Chair of the Board Committee most closely associated with the nature of the request. The Secretary has the discretion to not forward communications that are commercial advertisements, other forms of soliciting material or billing complaints.

Committees of the Board

The Committees of the Board, their principal functions, membership and meetings are described below. Each Committee annually conducts a performance evaluation of its activities and a review of its charter.

Audit Committee

The Audit Committee’s responsibilities include:

•

Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements and the quality and integrity of our accounting, auditing and financial reporting practices;

•	Appointing, terminating, compensating and overseeing the work of the independent auditor; the independent auditor reports directly to the Audit Committee;

•	Reviewing the independence of the independent auditor and peer review reports of its performance;

•	Pre-approving the services provided and fees paid to the independent auditor for all services to us and our subsidiaries;

•

Reviewing with the independent auditor, management and internal auditors the annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

•	Providing oversight to the internal audit and the environmental, health and safety audit functions;

•	Providing oversight to the legal and business conduct compliance program;

•	Reviewing the status of pending material litigation;

•	Reviewing risk management controls, as well as policies with respect to risk assessment and risk management;

•	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	Recommending to the Board of Directors the inclusion of the audited financial statements in our Annual Report on Form 10-K; and

•	Reviewing with management our disclosure controls and procedures.

In accordance with the rules of the SEC and the NYSE, we maintain an Audit Committee consisting solely of directors who are independent of management. The Audit Committee is comprised of three or more independent directors, all of whom meet NYSE requirements for financial literacy, including at least one of whom has accounting or financial management expertise. In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries, in accordance with applicable legal requirements.

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that each member of the Audit Committee possesses financial expertise, as defined in the NYSE rules. The Board of Directors further has determined that Thomas A. Renyi, Caroline Dorsa, Albert R. Gamper, Jr., William V. Hickey and Shirley Ann Jackson, each a member of the Audit Committee, is an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

Management and the Board believe that the current composition of the Audit Committee provides that Committee with the requisite expertise and experience to recommend to the Board of Directors the inclusion of the financial statements in the Annual Report on Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

The Audit Committee meets at least four times per year, and in executive session without management present at each meeting unless waived by the Committee. The Audit Committee held nine meetings in 2008 and met seven times in executive session. The Audit Committee Report appears below in this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise and independence;

•

Recommending to the Board membership changes and nominees to maintain requisite balance, while considering the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions, and the contribution by directors to our ongoing business;

•	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources;

•	Recommending to the Board the chairs and members of Board committees;

•	Evaluating the continuity current directors bring to service on the Board versus the benefit from new ideas and perspectives that new members may bring to the Board;

•	Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices;

•	Making recommendations to the Board to improve effectiveness of the Board and its committees;

•	Reviewing and making recommendations to the Board with respect to compensation of directors;

•	Providing input to the Organization and Compensation Committee regarding the performance of the CEO as Chairman of the Board; and

•	Periodically reviewing the Charters of the Board Committees and recommending appropriate changes.

The Corporate Governance Committee consists of three or more independent directors who meet at least two times per year, and in executive session without management present at each meeting unless waived by the Committee. The Corporate Governance Committee met eight times in 2008, including five times in executive session.

The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential nominees. Such firm’s function would be to make recommendations to the Committee of potential candidates for its consideration.

In June 2008, the Corporate Governance Committee retained the services of Mercer (US) Inc. (Mercer) to provide information and advice on matters pertaining to the compensation of directors who are not executive officers. (For more information about Mercer, see Organization and Compensation Committee below).

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board of Directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. Our By-Laws require that stockholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Stockholders.

The Corporate Governance Committee seeks candidates for the Board of Directors with an attained position of leadership in their field of endeavor, breadth of experience and sound business judgment. It is the policy of the Board of Directors that a person who is not a PSEG employee shall not be recommended initially to the stockholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

The Committee does not believe it is appropriate to set limits on outside board memberships or the length of a director’s service, but monitors these factors to assure that the Board contains an effective mix of people to best further our long-term business interests. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources.

Executive Committee

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board of Directors when the Board is not in session. Membership consists of the Chairman of the Board, the Presiding Director and at least one additional independent director. The Executive Committee did not meet during 2008.

Finance Committee

The Finance Committee’s responsibilities include:

•	Reviewing and recommending to the Board annually our financial plan;

•

Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the risk management practice;

•	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

•

Reviewing with the pension investment committee and management the investment guidelines for and investment performance of the trust funds of our pension plans and our nuclear decommissioning trust fund;

•	Reviewing with management our cash management policies and practices; and

•	Reviewing with management credit agency ratings and analyses.

The Finance Committee consists of three or more members, the majority of whom are independent directors. The Finance Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Finance Committee held five meetings in 2008 and met four times in executive session.

Fossil Generation Operations Oversight Committee

The Fossil Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating the safety and effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•

Monitoring the operating performance of our fossil generation operations including key performance indicator results and trends, and any significant incidents or events at any fossil generating station;

•	Reviewing labor and human relations, environmental, health and safety, and legal and compliance issues related to our fossil generation operations; and

•	Reviewing the results of major inspections, evaluations by external oversight groups and management’s response.

The Fossil Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Fossil Generation Operations Oversight Committee held three meetings in 2008 and met three times in executive session.

Nuclear Generation Operations Oversight Committee

The Nuclear Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating the safety and effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•

Monitoring the operating performance of our nuclear generation operations including key performance indicator results and trends, and any significant incidents or events at any nuclear generating station;

•	Reviewing labor and human relations, environmental, health and safety, and legal and compliance issues related to our nuclear generation operations; and

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups, and management’s response.

The Nuclear Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Nuclear Generation Operations Oversight Committee held three meetings in 2008 and met three times in executive session. Its predecessor, the Nuclear Committee, held one meeting in 2008 and met once in executive session.

Organization and Compensation Committee

The Organization and Compensation Committee’s responsibilities include:

•	Reviewing, approving and modifying, as necessary, our executive compensation policy;

•	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

•	Retaining and annually reviewing the performance of its compensation consultant;

•	Reviewing and making recommendations to the Board of Directors concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

•	Administering the compensation program for executive officers and key employees;

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation level based on this evaluation;

•	Annually reviewing performance for certain other key members of management;

•	Annually reviewing management succession and development plans;

•	Monitoring compliance with the Stock Ownership and Retention Policy; and

•	Reviewing the Compensation Discussion and Analysis in our Annual Report on Form 10-K and this Proxy Statement.

The Committee has the authority to retain compensation consultants, with sole authority for their hiring and firing. In June 2008, the Committee retained Mercer as its compensation consultant to provide the Committee information and advice that is not influenced by management. Prior to the appointment of Mercer, the Committee had retained Frederic W. Cook & Co., Inc. (Cook) as its compensation consultant. Cook did not perform any other services for us or our subsidiaries. Mercer provides advice to the Committee on executive compensation and to the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. Any other services by Mercer require prior approval of the Chair of the Organization and Compensation Committee.

Responsibility for assignment to and evaluation of work by Mercer is solely that of the Committee and, with respect to non-employee directors, the Corporate Governance Committee. In furtherance of Mercer’s objectivity, management receives copies of certain materials provided by Mercer to the Committee only after the materials have been provided to the Committee. The scope of Mercer’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, benefit plans, provision of comparative industry trends and peer data and the recommendation of program and pay level changes.

We pay the fees of the compensation consultants retained by the Committee. Additional information regarding the services performed in the past year is included in Compensation Discussion and Analysis below. The Committee also utilizes the services of our internal compensation professionals.

The Committee consists of three or more independent directors who meet at least two times per year and in executive session at each meeting unless waived by the Committee. The Committee held seven meetings in 2008 and met four times in executive session. The Organization and Compensation Committee Report on Executive Compensation appears below.

Code of Ethics

Our Standards of Integrity (Standards) is a code of ethics applicable to us and our subsidiaries. The Standards are an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards. The Standards apply to all of our directors and employees (including Power’s, PSE&G’s, Energy Holdings’ and Services’ respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions). Each such person is responsible for understanding and complying with the Standards. The Standards are posted on our website, www.pseg.com/investor/governance. We will send you a copy on request.

The Standards establish a set of common expectations for behavior to which each employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us. The Standards have been developed to provide reasonable assurance that, in conducting our business, employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

If we adopt any amendment (other than one that is technical, administrative or non-substantive) to or grant a waiver from the Standards that applies to any director, principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions, for us or our direct subsidiaries noted above, and that relates to any element enumerated by the SEC, we will post the amendment or waiver on our website, www.pseg.com/investor/governance.

Proposal 1

ELECTION OF DIRECTORS

At the 2007 Annual Meeting, the stockholders approved the amendment of our Certificate of Incorporation to eliminate the classification of directors. Each incumbent director will serve out his or her term remaining as of the 2007 Annual Meeting. Beginning in 2008, Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms expire are eligible for renomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors.

The present terms of seven directors, Caroline Dorsa, Albert R. Gamper, Jr., Conrad K. Harper, Shirley Ann Jackson, David Lilley, Thomas A. Renyi, and Hak Cheol Shin, expire at the 2009 Annual Meeting. Ms. Dorsa will not stand for re-election. Therefore, at this year’s meeting, Ms. Jackson and Messrs. Gamper, Harper, Lilley, Renyi and Shin will be presented for election to serve until the 2010 Annual Meeting, or until their respective successors are elected and qualified. All nominees, with the exception of Mr. Shin, who was elected a director by the Board in May 2008, and Mr. Lilley, who was elected a director by the Board in February 2009, were elected to their present terms by the stockholders. The present terms of three directors, William V. Hickey, Ralph Izzo and Richard J. Swift, expire at the 2010 Annual Meeting. Those directors will not be elected at the 2009 Annual Meeting.

Our By-Laws currently provide that the Board of Directors shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently set at ten and will be reduced to nine, effective with the Annual Meeting.

The nominees listed below were selected by the Board of Directors upon the recommendation of the Corporate Governance Committee. Proxies will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy form or so indicating when voting by telephone or Internet.

If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is further reduced.

We show below for each nominee, and for each director whose term of office will continue after the 2009 Annual Meeting, the period of service as a director, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other present directorships. Beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners.

Committee Membership

Current committee assignments are presented in the following table. Mr. Lilley was not initially assigned to any committees upon his election as a director in February 2009. Committee assignments for all directors, including Mr. Lilley, will be made at the organizational meeting following the Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Fossil Generation Operations Oversight	Nuclear Generation Operations Oversight	Organization & Compensation

Caroline Dorsa	X	X		X

Albert R. Gamper, Jr.	X		X	X			C

Conrad K. Harper		C		X	X	X

William V. Hickey	X				C	C	X

Ralph Izzo			C

Shirley Ann Jackson	X		X	C	X	X	X

Thomas A. Renyi	C	X		X			X

H. C. Shin	X				X	X

Richard J. Swift*		X	X		X	X	X

C = Committee Chairperson
X = Committee Member
* Also serves as Presiding Director

Nominees For Election As Director

Albert R. Gamper, Jr.

ALBERT R. GAMPER, JR. has been a director since December 2000. Age 67. Director of PSE&G. Until retirement, was Chairman of the Board of CIT Group, Inc., Livingston, New Jersey, a commercial finance company, from July 2004 until December 2004. Was Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004, Chairman of the Board, President and Chief Executive Officer from June 2002 to September 2003 and President and Chief Executive Officer from February 2002 to June 2002. Was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002. Was Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc., from January 2000 to June 2001 and President and Chief Executive Officer from December 1989 to December 1999. Trustee to the Fidelity Group of Funds.

Conrad K. Harper

CONRAD K. HARPER has been a director since May 1997. Age 68. Director of PSE&G. Of counsel to the law firm of Simpson Thacher & Bartlett LLP, New York, New York since January 2003. Was a partner from October 1996 to December 2002 and from October 1974 to May 1993. Was Legal Adviser, U.S. Department of State from May 1993 to June 1996. Director of New York Life Insurance Company.

Shirley Ann Jackson

SHIRLEY ANN JACKSON has been a director since June 2001. Age 62. Has been President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999. Was previously a director of PSEG from 1987 to 1995, prior to becoming Chair, U.S. Nuclear Regulatory Commission, from July 1995 to July 1999. Director of FedEx Corporation, IBM Corporation, Marathon Oil Corporation, Medtronic, Inc. and the NYSE Euronext.

Nominees For Election As Director

David Lilley

DAVID LILLEY has been a director since February 2009. Age 62. Until retirement, was Chairman of the Board, President and Chief Executive Officer of Cytec Industries Inc., West Paterson, New Jersey, which is a global specialty chemicals and materials company, from January 1999 until December 2008. Was President and Chief Executive Officer from May 1998 to January 1999 and President and Chief Operating Officer from January 1997 to May 1998. Director of Arch Chemicals Inc., Cytec Industries Inc. and Rockwell Collins, Inc.

Thomas A. Renyi

THOMAS A. RENYI has been a director since February 2003. Age 63. Until retirement, was Executive Chairman of The Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, from July 2007 until August 2008. Was Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., and The Bank of New York, from February 1998 to July 2007.

Hak Cheol Shin

HAK CHEOL (H.C.) SHIN has been a director since May 2008. Age 51. Has been Executive Vice President-Industrial and Transportation Business of 3M Company, St. Paul, Minnesota, a diversified technology company, with product lines in the consumer and office, health care, electronics, industrial, graphics, transportation, safety and telecommunications markets, since January 2006. Was Executive Vice President- Industrial Business from June 2005 to January 2006. Was Division Vice President- Industrial Adhesives and Tapes Division from July 2003 to June 2005, Division Vice President-Electronics Markets Materials Division from October 2002 to June 2003, and Division Vice President-Superabrasives and Microfinishing Systems Division from March 2001 to October 2002.

Directors Whose Terms Continue
Beyond the 2009 Annual Meeting
and Who Are Not Subject to
Election This Year
(Terms Expire in 2010)

William V. Hickey

WILLIAM V. HICKEY has been a director since October 2001. Age 64. Has been President and Chief Executive Officer of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, since March 2000. Was President and Chief Operating Officer from December 1996 to February 2000. Director of Sealed Air Corporation and Sensient Technologies Corporation.

Ralph Izzo

RALPH IZZO has been a director since October 2006. Age 51. Director of PSE&G, Power, Energy Holdings and Services. Chair of the Executive Committee. Chairman of the Board, President and Chief Executive Officer of PSEG since April 1, 2007. Was President and Chief Operating Officer of PSEG from October 2006 to April 2007 and President and Chief Operating Officer of PSE&G from October 2003 to October 2006 and was a Vice President in charge of various functions, including Corporate Planning, Appliance Services and Utility Operations from March 1998 to October 2003.

Richard J. Swift

RICHARD J. SWIFT has been a Director since December 1994. Age 64. Has been Presiding Director since June 2007. Was Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006. Was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until October 2001. Director of CVS Caremark Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Directors and Management

The following table sets forth, as of February 20, 2009, beneficial ownership of our Common Stock by the directors and executive officers named in the Summary Compensation Table. The information presented includes stock options, stock units and phantom shares. None of these amounts exceeds 1% of the Common Stock outstanding.

Name	Owned Shares[1]	Restricted Stock[2]	Stock Units/ Restricted Stock Units[3]	Phantom Shares[4]	Stock Options[5]	Total
Caroline Dorsa	4,899	8,800	4,768	—	—	18,467
Albert R. Gamper, Jr.	7,390	9,600	4,768	16,741	—	38,499
Conrad K. Harper	9,054	13,200	4,768	—	—	27,022
William V. Hickey	6,333	9,600	4,768	11,371	—	32,072
Ralph Izzo	143,482	—	—	—	598,450	741,932
Shirley Ann Jackson	4,883	9,600	4,768	—	—	19,251
Ralph LaRossa	6,875	—	—	—	34,250	41,125
William Levis	—	100,000	—	—	24,375	124,375
David Lilley	—	—	—	—	—	—
Thomas M. O’Flynn	105,607	—	—	—	378,450	484,057
Thomas A. Renyi	3,899	8,800	4,768	18,179	—	35,646
R. Edwin Selover	43,539	—	—	—	21,250	64,789
Hak Cheol Shin	—	—	2,343	—	—	2,343
Richard J. Swift	13,488	14,400	4,768	31,235	—	63,891
All directors and executive officers as a group (19 persons)	381,720	190,876	40,992	77,525	1,157,175	1,848,288

[1]	Includes all shares held directly, in brokerage accounts, under the 401(k) plan, shares jointly owned with a spouse and shares held in a trust or a custodial account.

[2]	Includes restricted stock granted to executive officers under the LTIP and restricted stock granted to directors under the former Stock Plan for Outside Directors.

[3]	Includes restricted stock units granted to executive officers under the LTIP and stock units granted to directors under the Equity Compensation Plan for Outside Directors.

[4]	Includes phantom shares granted under the Directors’ Deferred Compensation Plan.

[5]	Stock options granted under the LTIP and exercisable currently or within 60 days. Excludes stock options not exercisable within 60 days as follows:

Izzo	LaRossa	Levis	O’Flynn	Selover	Group
749,750	125,950	155,325	165,550	130,950	1,766,525

Certain Beneficial Owners

The following table sets forth, as of February 20, 2009, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedules 13G filed by the respective owners with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name and Address	Amount and Nature of Beneficial Ownership	Percent
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	31,145,600	6.2[1]
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	27,060,525	5.3[2]

[1]	As reported on Schedule 13G filed February 17, 2009

[2]	As reported on Schedule 13G/A filed February 9, 2009

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2008, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving our Common Stock.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Mercer (US) Inc., the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:

Albert R. Gamper, Jr., Chair
William V. Hickey
Shirley Ann Jackson
Thomas A. Renyi
Richard J. Swift

February 16, 2009

COMPENSATION DISCUSSION AND ANALYSIS

Executive compensation is administered under the direction of the Organization and Compensation Committee (Committee). The Committee is made up of directors who are independent under NYSE rules and our requirements for independent directors.

Compensation Philosophy and Program

We have designed our Executive Compensation Program (Program) to attract, motivate and retain high-performing executives who are critical to our long-term success. We have structured the Program to link executive compensation to successful execution of our strategic business plans and meeting our financial, operational and other corporate goals. This design is intended to provide executives increased compensation when we do well as measured against our goals and to provide less compensation when we do not.

In setting compensation for a particular executive, our philosophy is to use the median of compensation of similar positions within an identified peer group of energy companies as a reference point, which we will then adjust based on the performance and experience of the individual, the individual’s ability to contribute to our long-term success and other factors, such as relative pay positioning among executives.

We review the philosophy and objectives of the Program at least annually and present any proposed changes to the Committee for its approval. Given the dynamics of the marketplace, we regularly evaluate the compensation philosophy, strategy and programs to ensure they accomplish the following objectives:

•	Drive and reward performance;

•	Align with long-term shareholder value creation;

•	Allow us to attract and retain the talent needed to effectively execute our strategy; and

•	Provide a competitive total compensation opportunity.

Compensation Consultant

The Committee has retained Mercer to provide information, analyses and advice regarding executive and director compensation, as described below. The Mercer consultant who performs these services reports directly to the Committee.

The Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Committee is objective and is not influenced by management. These procedures include: a direct reporting relationship of the Mercer consultant to the Committee; a provision in the Committee’s engagement letter with Mercer specifying the information, data and recommendations that can and cannot be shared with management; an annual report by Mercer to the Committee on Mercer’s financial relationship with us and our affiliates including a summary of the work performed during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Committee has a reporting relationship and compensation determined separately from Mercer’s other lines of business. Mercer may not undertake services for us without prior approval of the Committee Chair.

At the Committee’s direction, Mercer provided it with the following services:

•	Evaluated the competitive positioning of our named executive officers (NEOs) base salaries, annual incentive and long-term incentive compensation relative to our peers and compensation philosophy;

•

Advised the Committee on CEO and other NEO target award levels within the annual and long-term incentive programs and, as needed, on actual compensation actions and assisted in developing compensation terms for the CEO;

•	Reviewed our annual and long-term incentive programs to ensure they are aligned with our philosophy and drive performance;

•	Briefed the Committee on executive compensation trends among our peers and broader industry;

•	Advised the Committee, as requested, on the performance measures and performance targets for the annual and long-term incentive programs;

•	Evaluated the impact of the 2004 Long-Term Incentive Plan (LTIP) share usage and total dilution and advised the Committee on a recommended maximum share limit for use for 2008;

•	Conducted a competitive assessment of outside director compensation for the Corporate Governance Committee;

•	Evaluated our share ownership guidelines relative to our peers and broader industry; and

•	Assisted with the preparation of this Compensation Discussion and Analysis.

In the course of conducting its activities, Mercer attended five meetings of the Committee in 2008 and presented its findings and recommendations for discussion.

Prior to hiring Mercer as an executive compensation consultant, the Committee used the services of Cook. In 2008, Cook reviewed the annual incentive payouts for 2007 performance and reviewed the Compensation Discussion and Analysis filed as part of our 2008 Proxy Statement.

Recent Committee Actions

During several meetings in 2008, the Committee considered recommendations from Mercer and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group. The Committee approved the following actions during 2008:

•

Adopted a new annual cash incentive compensation program for certain officers and renamed the annual Management Incentive Compensation Program (MICP) for senior officers, including the NEOs, as the Senior Management Incentive Compensation Program (SMICP), effective for 2009;

•	Revised performance measures for 2009 annual cash incentive compensation programs;

•	Extended the period during which retirees can exercise vested options from three to five years from the date of retirement, beginning with award grants made in December 2008;

•	Added provisions to awards made under the LTIP to require forfeiture of all unvested equity grants, including performance shares, in cases of termination without cause;

•

Revised performance measures for long-term performance unit awards, beginning with the December 2008 grants, to continue the use of Total Shareholder Return and add a new measure, Return on Invested Capital; and

•	Revised the Key Executive Severance Plan to provide for severance payments with respect to terminations without cause in other than change-in-control situations.

We anticipate a challenging economic environment for 2009. Performance-based compensation helps us manage through both good and bad economic times and recognizes that we need to maintain our focus on operational excellence, financial strength and disciplined investment while attracting and retaining top talent that is critical to accomplishing these objectives. We believe that our performance-based compensation programs will deliver the appropriate compensation based on our results relative to both our business plan and our peers.

The Committee has considered our compensation philosophy, total direct compensation, pay mix and the components of compensation for the CEO and other NEOs in regard to performance, business results and risk. The Committee believes that the current balance of base salary, annual cash incentive award and long-term incentives are appropriate to align the interests of executive officers with shareholders and reward superior performance and that our incentive compensation does not incentivize unnecessary and excessive risk-taking by management.

Overview of Current Executive Compensation Programs

The main components of our executive compensation program, including those for our NEOs, are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description		Objective

Base Salary	—	Fixed cash compensation	—	Provides reward for the executive to perform his/her basic job functions
			—	Assists with recruitment and retention

Annual Cash Incentive	—	Paid in cash each year if warranted by performance	—	Intended to reward for driving strong operating results over a one-year timeframe
	—	Executive has the opportunity to earn up to 150% of his/her target award, which is based on a percentage of base salary	—	Creates a direct strong connection between business success and financial reward
	—	Metrics and goals are established at the beginning of each year and the payout is made based on performance relative to these goals and metrics
	—	Key metrics for 2008 included:
• Return on equity relative to peers
• Specific financial, operational and strategic goals

Long-Term Incentive	—	Performance Units	—	Rewards for strong operating and stock price performance
	—	Stock Options	—	Provides for strong alignment with shareholders
	—	Restricted Stock	—	Assists with retention
	—	Restricted Stock Units
(See Table under Long-Term Incentive Plan)

Retirement Plans	—	Defined benefit pension plans	—	Provides retirement income for participants
	—	Defined contribution plan—401(k) with a partial Company matching contribution	—	Assists with recruitment and retention

Deferred Compensation Plan	—	Permits participants to defer receipt of a portion of compensation	—	Provides participants with the opportunity to more effectively manage their taxes
			—	Assists with retention

Supplemental Executive Retirement Plan	—	Provides supplemental retirement benefits for certain employees beyond qualified plan benefits	—	Assists with recruitment and retention

Post-employment Benefits	—	Severance and change-in-control benefits	—	Assures the continuing performance of executives in the face of a possible termination of employment without cause

			—	Assists with retention

Other Benefits	—	Health care programs	—	To be competitive with companies in the energy industry
	—	Limited perquisites

Role of Chief Executive Officer

The CEO attends Committee meetings, other than executive sessions. Other executive officers and internal compensation professionals may attend portions of Committee meetings, as requested by the Committee. The CEO recommends changes to the salaries of his direct reports (who include the NEOs) within an overall base salary budget approved by the Committee and the Committee considers these recommendations in the context of the peer group. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the MICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the Committee’s discussions of those recommendations.

The design and effectiveness of compensation policies and programs are reviewed by the CEO periodically in light of general industry trends and the peer group and recommendations for changes are made to the Committee as deemed advisable by the CEO. The CEO reviews such compensation matters with our internal compensation professionals and other consultants. The Committee believes that the role played by the CEO in this process is reasonable and appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Peer Group

We set executive compensation to be competitive with other large energy companies within an identified peer group. We consider Base Salary, Total Cash Compensation (base salary plus target annual incentive) and Total Direct Compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking. In December 2007, working with management, the Committee approved a new peer group to more accurately reflect the market from which we recruit executive talent. This peer group is used as a reference point for setting competitive executive compensation and was developed to reflect similarly-sized energy companies with comparable businesses. The Committee targets the median (50th percentile) of this peer group for positions comparable to those of our officers for Total Cash Compensation. The peer group is also used for comparison in assessing our performance under our annual and long-term incentive plans.

The peer companies are as follows:

American Electric Power Company, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	FPL Group, Inc.
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources, Inc.	PPL Corporation
Duke Energy Corporation	Progress Energy, Inc.
Edison International	Sempra Energy
Entergy Corporation	The Southern Company
Exelon Corporation	Xcel Energy Inc.

The following table shows a comparison to our peer companies based on the most recently available financial data.

	2007 Revenue ($)	2007 Net Income ($)	Market Cap at 12/31/07 ($)
	Millions
Peer Group 75th Percentile	15,286	1,359	25,902
Peer Group Median	13,117	1,154	19,006
Peer Group 25th Percentile	11,473	990	15,946
PSEG	12,853	1,339	24,984

Target Total Direct Compensation

The Committee reviews target Total Cash Compensation and target Total Direct Compensation of each of the NEOs in comparison to the peer group. The data used for the comparisons below are from the most recent data available for the companies in the peer group as of the time each comparison was made. The Committee considers a range of 90% to 110% of the 50th percentile of comparable positions to be within the competitive median.

2008

For 2008, base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative benchmark levels of the 2007 peer group are as follows:

% of Comparative Benchmark Levels
Name	Izzo	O’Flynn	Levis	Selover	LaRossa
Base Salary	77	106	103	111	87
Total Cash Compensation	77	105	100	111	87
Total Direct Compensation	81	94	100	97	91

The 2007 peer group was the same as that shown above under Peer Group, except that it included AES, The Williams Company and TXU and did not include Constellation Energy Group, Inc., and PPL Corporation.

2009

For 2009, base salary, target Total Cash Compensation and target Total Direct Compensation of the NEOs, which includes the grant of long-term incentives made in December 2008, as a percentage of the comparative benchmark levels of the peer group, are as follows:

% of Comparative Benchmark Levels
Name	Izzo	O’Flynn	Levis	Selover	LaRossa
Base Salary	77	106	101	106	95
Total Cash Compensation	89	100	101	106	92
Total Direct Compensation	96	95	103	97	99

Pay Mix

The Committee believes that Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and we do not set a formula to determine the mix of the various elements. The mix of base salary and annual cash incentive for each of the executive positions is surveyed from the peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual and long-term incentive compensation opportunity. However, we also consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive is in the organization, the more his/her pay should be oriented toward long-term compensation.

For 2008 and 2009, the mix of base salary, target annual cash incentive and long-term incentive is presented below for the CEO as well as the average for the other NEOs:

CEO Compensation

Mr. Izzo had an employment contract from October 2003 which expired by its terms in October 2008 that detailed key employment terms. Instead of entering into a new employment contract, the Committee, working with Mercer, decided to provide him with a severance agreement incorporating certain of the severance provisions of his expiring employment agreement. The Committee also developed a compensation package for Mr. Izzo for 2009 and beyond. This allows the Committee added flexibility for the future as the terms of many of the programs are now governed by the Company-wide program and not the CEO’s specific contract.

The new arrangement went into effect in January 2009 and was designed to position Mr. Izzo’s total pay around the median of the market, recognizing that Mr. Izzo’s prior compensation tended to be below median. Mr. Izzo has demonstrated strong performance over his tenure as CEO and the Committee believes this new arrangement is appropriate. The changes to the key terms of Mr. Izzo’s compensation in 2009 are as follows:

•

Base Salary: The Committee intended to position Mr. Izzo’s salary at $1.25 million, which is the median of the peer group. However, given the challenging economic environment, Mr. Izzo volunteered to forego a 2009 salary increase. The Committee agreed to postpone any increases to his base salary until 2010 and his 2009 salary will remain $950,000.

•

Annual Cash Incentive: The Committee intended to maintain the CEO’s annual incentive at 100% of salary ($950,000), but decided to use the originally-contemplated $1.25 million salary as the basis for the target incentive. This decision was made to position his target compensation closer to the median of the market while not increasing base salary.

•

Long-term Incentive: The Committee had proposed to establish the CEO’s long-term incentive target for 2009 at $5.25 million, which, when combined with the intended salary ($1.25 million) and the target annual incentive, would have positioned his targeted Total Direct Compensation around the market median. However, given the challenging economic environment, the Committee set the long-term target amount at $4.725 million (10% lower than initially proposed).

•	All other compensation and benefit levels were maintained at 2008 levels.

The CEO’s new compensation level is reflected above in the competitive positioning detailed in Target Total Direct Compensation. A recommendation with respect to CEO compensation was included with data presented to the Committee by management. After meeting in executive session, without the CEO, the Committee determined CEO compensation in consultation with all the independent directors.

Compensation Components

Base Salary

As the reference point for competitive base salaries, the Committee considers the median of the base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers. The Committee also considers the executive’s current salary and makes adjustments based principally on individual performance and experience. Each NEO’s base salary level is reviewed annually by the Committee using a budget it establishes for merit increases and salary survey data provided by Towers Perrin, a compensation consulting firm, and reviewed by Mercer. The NEO’s individual performance and his/her business unit’s performance are considered in setting salaries.

The Committee considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on the recommendations of the CEO, considering the NEO’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the pay in relation to the benchmark median. Performance metrics include achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive benchmark data.

For 2008, the merit increase budget was set at 3.75% and base salaries for the NEOs as a group were increased by 4.8% over 2007 levels to reflect general market adjustments for comparable positions. The 4.8% average included a special market-based pay adjustment that the Committee determined was needed to reduce the gap between current salary and the competitive pay level reported for Mr. LaRossa’s position relative to the peer group. Mr. Izzo’s 2008 base salary was increased to $950,000, which is below the peer group median due to his relatively recent promotion to CEO.

For 2009, the Committee set the merit increase budget at 3.0% and, as mentioned above, held the base salary for Mr. Izzo at the 2008 level, or $950,000, which is below the median provided to CEOs of the peer group companies. The base salaries for the NEO group, with the exception of Mr. LaRossa, were also held to 2008 levels ($546,000 for Mr.

Levis, $618,000 for Mr. O’Flynn, and $520,000 for Mr. Selover). The Committee approved a salary adjustment of 10%, to $468,600, for Mr. LaRossa to provide a level of salary within the competitive range as reported by the 2008 peer group for Mr. LaRossa’s position. Mr. Izzo’s salary of $950,000 exceeds that of the other NEOs due to his greater level of duties and responsibilities as the principal executive officer to whom NEOs report, and to whom the Board of Directors will look for the execution of corporate business plans.

Annual Cash Incentive Compensation

The MICP was approved by stockholders in 2004. It is an annual cash incentive compensation program for our most senior officers, including the NEOs, and has been renamed the SMICP for 2009. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he or she reports.

The MICP sets a maximum award fund in any year of 2.5% of net income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds used by other companies and a review of executive compensation practices designed to address compliance with the requirements of Internal Revenue Code (IRC) Section 162(m), which, as explained below, limits the Federal income tax deduction for compensation in excess of certain amounts. If appropriate, the Committee will recommend for stockholder approval any material changes to the MICP required to align the plan with our compensation objectives.

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2008 performance under the MICP, these limits were $29,694,168 for the total award pool (of which $8,499,900 was awarded), $2,969,417 for the CEO’s maximum award and $477,228 for each other participant’s maximum award.

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation based on a combination of the achievement of individual performance goals and business/employer performance goals, adjusted by overall corporate performance, as measured by the Corporate Factor. The Corporate Factor for 2008 was a comparison of our Return on Equity (ROE) against the median ROE of our peer group. ROE was used as the key metric as we are in a capital intensive business and believe it is important to drive bottom line results (i.e., earnings) and ensure we are delivering a sufficient return on our equity base.

A maximum MICP award is based on a comparative performance of 1.5 and is achieved if our annual ROE, as measured on September 30, exceeds by at least 5% the median ROE performance of the peer companies. (We use September 30, as opposed to year-end ROE as information on peer performance is not released in time to pay our awards out in the early part of the year.) The minimum award threshold, based on a comparative performance factor of 0.5, is reached if our ROE is not more than 5% below the peer group median. If the ROE is less than 5% below the peer group median, the comparative performance factor is 0. This approach is summarized in the table below:

PSEG ROE vs. Peer Group Median	Payout Factor
More than 5% below median	0.0
Not more than 5% below median	0.5x
At the median	1.0x
5% or more above median	1.5x

The actual incentive Award Factor (A) for each participant in the MICP is computed as follows: the sum of the participant’s Individual Performance Factor (B) (0.0 to 1.5) and Business/Employer Performance Factor (C) (0.0 to 1.5), is multiplied by the Corporate Factor (D) to arrive at the final goal result. This in turn is multiplied by the Individual Target Percent (E) to determine the Award Amount. A graphic representation of the plan is provided below:

Performance goals and levels of achievement for the NEOs for 2008 are set forth below. The NEOs had no separate Business/Employer Performance goals for 2008. Each NEO position has a targeted incentive award established by the Committee at the beginning of each year ranging from 60% to 100% of base salary. Annual incentive awards are intended to provide a competitive level of compensation if we meet our financial goals and the NEO achieves his or her business unit and individual goals. Since MICP targets are set as a percentage of base salary, increases in salary affect target bonuses. Incentive award targets are established for each NEO position and reflect the median reported incentive target for similar positions within the peer group.

For the 2008 performance year, based on our ROE of 13.4%, as compared with the median ROE of the peer group of 13.6%, the Corporate Factor applied to MICP participants was 0.98. The following table shows the three-year comparison of our ROE with that of the peer group for 2008 and 2007 and the Dow Jones Utility Index (DJUI) for 2006 as the median return on equity performance (prior to 2007, the DJUI was used as the reference). Since our business mix has moved beyond that of a purely regulated utility we believe the peer group is a more appropriate comparison.

MICP Corporate Factor Return On Equity

Year	PSEG (%)	Peer Group/ DJUI Median (%)	Corporate Factor
2008	13.4	13.6	0.98
2007	19.0	14.5	1.45
2006	15.3	13.4	1.19

The MICP awards of the NEOs for 2008 are shown below and in the Summary Compensation Table. The Committee made its determinations regarding MICP awards for the 2008 performance year in February 2009, for payment in March 2009. There were no instances in which the Committee awarded compensation absent achievement of relevant performance goals, or in which it waived or modified goals, except for Mr. Levis’ financial net income goal result, which was increased slightly based upon the CEO’s recommendation.

The following table sets forth the goals, measure and performance factors achieved for 2008. Individual Performance Factors achieved may range from a minimum of 0.0 to a maximum of 1.5. A result of 1.0 represents attainment of the expected level of performance. Under the provisions of the MICP, the Individual Performance Factor achieved by each NEO was multiplied by the Corporate Factor, with the resulting amount subject to a maximum of 1.5 times his/her Target Award amount. For 2008, the Corporate Factor was 0.98.

2008 MICP Goals and Performance
	Individual Performance Target Award[1]		Goals						Overall Performance Result
			Financial		Operational		Strategic
	% of Base Salary	Target $	Weight	Achievement Factor	Weight	Achievement Factor	Weight	Achievement Factor	Individual Factor	Total Factor	Award $

Izzo[2]	100%	950,000	25%	1.100	25%	1.100	50%	1.050	1.075	1.054	1,000,000
O’Flynn[3]	60%	370,800	35%	1.416	30%	0.759	35%	0.960	1.059	1.038	384,800
Levis[4]	60%	327,600	50%	0.992	35%	1.191	15%	1.300	1.108	1.086	355,700
Selover[5]	60%	312,000	25%	1.128	50%	1.286	25%	1.150	1.213	1.189	370,900
LaRossa[6]	60%	255,600	35%	1.079	30%	1.131	35%	1.215	1.142	1.119	286,100

[1]	Percent of annual base salary.

[2]	Mr. Izzo’s primary goals were:

•	Financial goals included achieving earnings targets, improved credit ratings for PSEG and PSE&G and the effective deployment of capital (weighted @ 25%). The result was 1.100.

•

Operational goals addressed continuous improvement in operational performance through management and workforce development and assisting the Board in the recruitment of two additional Board members (weighted @ 25%). The result was 1.100.

•

Strategic goals included the development, communication and execution of a corporate strategy that attracts and rewards a total return oriented shareholder (weighted @ 25%) and positioning the Company as a thought leader within the industry by increasing its discourse on issues of importance to stockholders, employees, customers and policymakers (weighted @ 25%). Results were 1.000 and 1.100, respectively.

[3]	Mr. O’Flynn’s primary goals were:

•	Financial goals addressed earnings and cash flow and capital structure for Energy Holdings as well as the capital structure for PSEG (weighted @ 35%). The result was 1.416.

•

Operational goals were closings of asset sales to minimize post closing adjustments, reduction of Sarbanes Oxley control failures, improved earnings and cash forecasting accuracy (weighted @ 15%) and investor relations effectiveness (weighted @ 15%). The results were 1.022 and 0.495, respectively.

•	Strategic goals included building a renewables energy business and exploring growth opportunities (weighted @ 35%). The result was 0.960.

[4]	Mr. Levis’ primary goals were:

•	Financial goals included a net income target against business plan (weighted @ 40%) and energy trading performance (weighted @ 10%). The results were 1.000 and 0.960, respectively.

•	Operational goals included reliability measures for nuclear plants (weighted @ 20%) and fossil operations performance measures (weighted @ 15%). The results were 1.380 and 0.940, respectively.

•	Strategic goals dealt with growing the generation business, including the feasibility of new nuclear capacity (weighted @ 15%). The result was 1.300.

[5]	Mr. Selover’s primary goals were:

•	Financial goals addressed reducing costs at Services and the resolution of litigated cases (weighted @ 25%). The result was 1.128.

•	Operational goals included improving the operations of PSEG’s public affairs, internal auditing and law function organizations (weighted @ 50%). The result was 1.286.

•

Strategic goals included supporting and implementing energy efficiency and renewable energy programs as they pertain to New Jersey’s Energy Master Plan and working with public policy officials to formulate programs that reduce greenhouse gases (weighted @ 25%). The result was 1.150.

[6]	Mr. LaRossa’s primary goals were:

•

Financial goals addressed total capital expenditures against business plan and productivity improvements from prior year expenditures (weighted @ 8.75%) and overall earnings against target projections (weighted @ 26.25%). The results were 0.931 and 1.129 respectively.

•

Operational goals included employee training, development and availability (weighted @ 10%), customer service satisfaction measures (weighted @ 10%) and electric and gas reliability and safety measures (weighted @ 10%). The results were 1.203, 1.031 and 1.160, respectively.

•

Strategic goals included the implementation of a new customer service and billing system (weighted @ 5%), implementation of energy efficiency and renewable energy programs (weighted @ 15%) and the execution of the strategic plan for investment and expansion of the transmission system (weighted @ 15%). The results were 1.322, 1.042 and 1.352, respectively.

2009 Changes to the Annual Cash Incentive Program

For 2009, we have modified the structure of the SMICP. Earnings per share (EPS) from continuing operations will be used as the corporate factor for the SMICP instead of ROE. We believe EPS over one year creates greater connection between individual and company performance. While ROE remains critical to the business, we believe it is more appropriate for the annual incentive to reflect EPS, as the capital decision-making in our business is inherently long-term, so that a measure which includes a debt component is more appropriate.

In addition, participants, including the NEOs, will have a combination of business unit financial, operational and strategic metrics and goals. Each factor (corporate, business unit financial, business unit operational and business unit strategic) will be weighted based on an executive’s role, with the intention of balancing individual performance with corporate performance. The corporate factor will no longer be used as a multiplying factor as it is currently, instead, it will be weighted along with each of the other metrics.

The Incentive Target amount for Mr. Izzo for 2009 is described above in CEO Compensation. The target amounts for the other NEOs remain at 60% for 2009, except for Mr. Levis, whose target amount was increased to 70% for 2009 based on comparison to the peer group for his position.

We will provide details on the specific 2009 metrics, goals, weightings and results for each of the NEOs in the 2010 proxy statement. The Committee believes that the 2009 goals established for the NEOs are consistent in nature with their 2008 goals and, accordingly, the specifics of the 2009 goals are not necessary to an understanding of the NEOs’ 2008 goals and performance.

Long-Term Incentive Compensation

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the Committee, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, motivate participants toward goal achievement by means of appropriate incentives, achieve long-range corporate goals, provide incentive compensation opportunities that are competitive with those of other similar companies and align participants’ interests with those of stockholders. The LTIP was approved by stockholders at the 2004 Annual Meeting. To permit flexibility, the LTIP provides for different forms of equity awards including:

Compensation Element	Description		Objective

Performance Units	—	Full value shares that are earned based upon Total Shareholder Return and Return on Equity (2008 measure) or Return on Invested Capital (2009 measure) relative to peers over a three-year performance period	—	Rewards for strong operating and stock price performance over a longer time frame than annual rewards
	—	Participants have the opportunity to earn up to 200% of their target award based on performance	—	Full value shares assist with retention
	—	Dividend equivalents are accrued as declared

Stock Options	—	Granted with an exercise price equal to closing stock price on date of grant	—	Provide for strong alignment with shareholders as participant only realizes value if the stock price increases
	—	10 year term	—	Assists with retention
	—	Vest proportionately over 4 years
	—	No discounted options may be granted
	—	No repricings may be done without shareholder approval

Restricted Stock	—	Grant of full value shares	—	Strong retention device as recipient must remain with Company through vesting dates to earn award
	—	Vest proportionately over 4 years
	—	Full voting rights
	—	Entitled to all dividends as declared

Restricted Stock Units	—	Right to receive shares of full value stock at vesting dates	—	Strong retention device as recipient must remain with Company through vesting dates to earn payout
	—	Vest proportionately over 4 years
	—	Dividend equivalents are accrued as declared

For grants made in December 2008 for 2009, the Committee determined that senior officers, including all the NEOs, would be granted a long-term award consisting of 50% performance units and 50% non-qualified stock options. We believe this mix provides a strong performance orientation and alignment with shareholders’ interests.

Grant levels are determined by the Committee based upon several factors, including the value of long-term incentive awards made by firms in the peer group to executives in similar positions and whose cash compensation is similar to each NEO as well as the individual’s ability to contribute to our overall success. The level of grants is reviewed annually by the Committee. In general, when making LTIP grants, the Committee’s determinations are made independently from any consideration of the individual’s prior LTIP awards.

The CEO determines his recommendations for the size of long-term incentive awards for NEOs and each other participant in part by analyzing long-term incentive award values granted to executives for comparable positions as reported in the peer group. Median long-term incentive values for comparable levels of base salary for executive positions within the peer group are used as a further reference for determining the recommended grant size for NEOs and other officers. In making a recommendation for the size of a particular LTIP grant for each NEO, the CEO adjusts this average to reflect the individual’s performance and ability to contribute to our long-term value.

Performance units granted in December 2007 for 2008 are subject to the achievement of certain goals related to Total Shareholder Return (TSR) and ROE over a three-year performance period following the respective grant dates, with the weighting varied based on a matrix (see below). TSR relative to the peer group was selected as it provides strong alignment with our shareholders and provides the incentive to deliver a return to shareholders greater than that of our peers. ROE relative to peers is used to ensure we are effectively using our equity base. Based upon performance relative to the peer group on both TSR and ROE, executives can earn a stock award of up to 200% of their target performance unit grant for outstanding performance, although the entire award can be forfeited if we do not achieve a threshold level of performance relative to peers.

Stock Award as % of Performance Units Granted

ROE Performance Relative to 16 Peer Companies	Above 2%	40%	120%	140%	180%	200%

	Above 1% to 2%	20%	80%	120%	140%	180%

	+/- 1%	0%	40%	100%	120%	140%

	Below -1% to -2%	0%	20%	40%	80%	120%

	Below -2% to -3%	0%	0%	0%	20%	40%

	Below -3%	0%	0%	0%	0%	0%

	Ranking	13-17	10-12	7-9	4-6	1-3
TSR RANKING (16 PEER COMPANIES & PSEG)

For awards approved in December 2008, the performance units will be earned based upon TSR relative to peers (weighted 50%) and Average Return on Invested Capital (ROIC) vs. plan (weighted 50%) for a three-year performance period ending December 31, 2011. We believe this change enhances the performance orientation of the awards as ROIC captures our entire capital base and the use of an absolute target for this metric provides alignment with our business plan.

Retirement

We provide certain qualified retirement benefits to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. In addition to the qualified plans, we maintain supplemental plans to provide competitive retirement benefits. Our supplemental executive retirement plans have been adopted to assist in the recruitment and retention of key employees.

•

The Retirement Reinstatement Plan is an unfunded excess benefit plan that provides retirement benefits that would have been paid under our qualified retirement plans but for the compensation limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by these limits are eligible to participate.

•

The Mid-Career Hire Supplemental Retirement Income Plan is an unfunded retirement benefit plan that is primarily used as a recruitment tool in that it provides retirement benefits based upon additional credited years of service for prior allied professional or industry experience. Participation is limited to employees selected by the CEO.

•

The Limited Supplemental Benefits Plan is an unfunded retirement benefit plan that provides supplemental retirement and death benefits to participants and that is primarily used as a recruitment and retention tool. Participation is limited to employees nominated by the CEO and approved by our Employee Benefits Policy Committee.

Deferred Compensation Plan

We offer a deferred compensation plan to our executive officers so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their compensation, and may choose from among several different rates of return based upon the choices available in our 401(k) Plan, as well as the prime rate plus 1/2%.

Severance and Change-in-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in the energy industry. The Committee compares the benefits made available to NEOs and officers in the event of a termination to that generally offered by other companies in our industry. The severance agreement of Mr. Izzo and the employment agreement of Mr. O’Flynn also provide for certain severance benefits.

We also provide severance benefits upon a change-in-control to officers, including the NEOs, and to certain executive level employees. A change-in-control is by its nature disruptive to an organization and to many executives. Such executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives in the face of a possible termination of employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, not key parties to such transaction, may have their employment terminated following its completion. A severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives. Under our Key Executive Severance Plan, in the event an executive receives change-in-control benefits and the executive is subject to excise tax related to the change-in-control payment, the Company will gross up the executive’s payment to keep him/her whole. Mr. O’Flynn’s employment agreement provides a similar benefit.

Severance and change-in-control benefits are described under Potential Payment Upon Termination of Employment or Change in Control.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to the Company. These include automobile use (and for the CEO, a driver), reimbursement of relocation expenses, financial planning services (discontinued for 2009), annual physical examinations, spousal travel to accompany executive officers on business trips (discontinued for 2009), Company-purchased tickets to entertainment and sporting events, home security and home computer services. These perquisites are described in the Summary Compensation Table.

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

Clawbacks

In 2008, we adopted provisions that require a participant to forfeit any annual or long-term incentive grants and repay profits made on sales of LTIP shares if they are earned as a result of misconduct related to accounting restatements. LTIP grants and shares received on exercise of LTIP grants are also subject to clawback if the participant violates his/her non-compete, non-solicitation or confidentiality agreements.

Stock Ownership and Retention Policy

In 2007, in order to strengthen the alignment of the interests of management with those of stockholders, we established a Stock Ownership and Retention Policy (Policy). Each officer must acquire a prescribed amount of shares within five years of the adoption of the Policy or the date they are elected or promoted. The following shares owned by the officer are counted toward the ownership requirement: (i) shares held in trusts for the benefit of immediate family members where the officer is the trustee, (ii) shares granted to the officer in the form of restricted stock and restricted stock units, whether or not vested, and (iii) shares held by the officer in the 401(k) Plan. Stock options and performance units (as distinct from shares which are actually issued as a result of exercise or vesting) are not counted. Shares subject to hedging or monetization transactions (such as zero-cost collars and forward sale contracts), which allow the officer to retain legal ownership without its full risks and rewards, are not counted for purposes of either the ownership or retention provisions of the Policy.

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the policy, including the vesting of restricted stock or restricted stock unit grants, payout of performance awards and exercise of option grants, until the ownership requirement is met. Once an officer attains his/her required level of stock ownership, he/she must retain 25%, after tax and costs of issuance, of shares until retirement or his or her employment otherwise ends.

In the event an officer is not in compliance with any provision of the Policy, the Committee may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to all or part of any SMICP or LTIP award. The Committee may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

The Policy was not a factor considered by the Committee in making 2009 grants under the LTIP.

The following table shows, for each NEO, the dollar amount of stock ownership required by the Policy and the dollar amount of actual holdings as of February 20, 2009. For each of the NEOs, compliance must be achieved by November 20, 2012.

Name	Multiple Required	Required Amount ($)[1]	Amount Held ($)[2]

Izzo	5	4,750,000	6,119,507
O’Flynn	3	1,854,000	4,504,139
Levis	3	1,638,000	4,265,000
Selover	3	1,560,000	1,856,938
LaRossa	3	1,405,800	271,838

[1]	Determined on basis of base salary on the effective date of the current salary of each of the NEOs which was January 1, 2008 for all NEOs, except Mr. LaRossa, for whom the date was January 1, 2009.

[2]	Based on average price of Common Stock for the twelve months preceding the effective date of the current base salary of each NEO ($39.54 for Mr. LaRossa; $42.65 for each other NEO).

Employment Agreements

We have entered into employment agreements with Mr. O’Flynn and Mr. Levis and a severance agreement with Mr. Izzo. These are discussed following the Grants of Plan-Based Award Table below.

Accounting and Tax Implications

The Committee has considered the effect of the adoption of Financial Accounting Standard (FAS) 123R (see Note 16 to Consolidated Financial Statements included in our Annual Report on Form 10-K) regarding the expensing of stock options in determining the nature of the grants under the LTIP. The Committee, with the assistance of its compensation consultant, reviews the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using reported FAS 123R grant values and approves grants to the NEOs accordingly as reported above in Long-Term Incentive Compensation.

The Committee considers the tax-deductibility of our compensation payments. IRC Section 162(m) generally denies a deduction for United States federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for performance-based compensation pursuant to stockholder- approved plans. Stockholder approval of the LTIP and MICP was received at the 2004 Annual Meeting of Stockholders. As a result, performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m) of the IRC.

In 2008, Mr. Izzo had compensation (consisting of base salary and the taxable value of restricted stock that vested during the year) in excess of the amount deductible under Section 162(m) of the IRC. The Committee will continue to evaluate executive compensation in light of Section 162(m) of the IRC.

In light of Section 162(m), as well as certain NYSE rules, the Committee’s general policy is to present all incentive compensation plans in which executive officers participate to shareholders for approval prior to implementation.

SUMMARY COMPENSATION TABLE

Name and Principal Position[1]	Year	Salary ($)[2]	Bonus ($)[3]	Stock Awards ($)[4]	Option Awards ($)[5]	Non-Equity Incentive Plan Compensation ($)[6]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[7]	All Other Compensation ($)[8,9]	Total ($)

Ralph Izzo	2008	944,342	—	1,774,059	1,169,632	1,000,000	880,615	232,099	6,000,747
Chairman of the Board,	2007	845,388	100,000	1,364,142	671,758	1,282,500	663,930	208,405	5,136,123
President, and Chief	2006	559,920	—	778,585	272,836	437,600	620,394	41,212	2,710,547
Executive Officer

Thomas M. O’Flynn	2008	614,932	—	591,710	286,207	384,800	308,650	44,983	2,231,282
Executive Vice President	2007	596,034	50,000	681,041	153,826	540,000	170,363	67,028	2,258,292
and Chief Financial	2006	552,926	—	650,435	26,730	437,600	575,436	39,730	2,282,857
Officer

William Levis	2008	543,285	—	812,453	229,824	355,700	191,000	616,433	2,748,695
President and Chief	2007	491,657	516,667	685,331	107,491	454,200	1,964,000	70,153	4,289,499
Operating Officer	2006	—	—	—	—	—	—		—
(Power)

R. Edwin Selover	2008	517,425	—	270,297	382,159	370,900	188,333	41,738	1,770,852
Executive Vice President	2007	501,963	—	696,875	366,816	454,500	54,787	40,113	2,115,054
and General Counsel	2006	473,225	—	425,019	17,819	356,300	494,725	45,434	1,812,522

Ralph LaRossa	2008	422,471	—	315,247	193,898	286,100	231,000	60,031	1,508,747
President and Chief	2007	377,431	—	251,879	97,944	342,000	195,000	48,474	1,312,728
Operating Officer	2006	238,720	—	155,230	4,536	176,400	135,000	35,633	745,519
(PSE&G)

[1]

Mr. Izzo was elected to his current position effective April 1, 2007. He was President and COO of PSEG from October 1, 2006 until March 31, 2007 and President and COO of PSE&G through September 30, 2006.

Mr. Levis commenced employment on January 1, 2007.

Mr. LaRossa was elected to his current position effective October 1, 2006. Previously he was Vice President—Electric Delivery.

[2]	Mr. Selover’s 2008, 2007 and 2006 salary includes $52,000, $52,000 and $39,000, respectively, deferred under the Deferred Compensation Plan.

[3]

In 2007, Mr. Izzo and Mr. O’Flynn each received a special achievement award for smooth transition of the merger termination with Exelon and strong operating performance.

In 2007, Mr. Levis received a hiring bonus of $500,000 and compensation for a lost bonus opportunity at his prior employment of $16,667.

[4]

The amounts shown reflect the expense included on PSEG’s financial statements for 2008, 2007 and 2006 related to restricted stock awards and performance units granted in current or prior years under the LTIP and still outstanding as determined under FAS 123R. The fair value at the grant date of the number of shares of equity awards granted in 2008 is shown in the Grants of Plan-Based Awards Table. Generally, restricted stock awards vest one-fourth annually. Awards made prior to 2007 vest one-third annually. Recipients of restricted stock awards receive dividends at the regular dividend rate and are paid on each regular dividend date. Under their terms, all unvested shares of restricted stock vest immediately upon retirement.

Performance units are denominated in shares of Common Stock and are subject to achievement of certain performance goals over a three-year period and are payable as determined by the Company in shares of stock or cash. For a discussion of the assumptions made in valuation see Note 16 to the Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.

Under FAS 123R, the respective amounts attributable to restricted stock and performance units are as follows:

	Izzo ($)	O’Flynn ($)	Levis ($)	Selover ($)	LaRossa ($)

Restricted Stock (2008)	337,760	252,579	548,750	169,118	90,282
Performance Units (2008)	1,436,299	339,131	263,703	101,179	224,965
Restricted Stock (2007)	612,747	484,598	548,750	325,517	128,093
Performance Units (2007)	751,395	196,443	136,581	371,358	123,786
Restricted Stock (2006)	691,123	562,973	—	372,541	140,918
Performance Units (2006)	87,462	87,462	—	52,478	14,312

[5]

The amounts shown reflect the expense included on our financial statements for 2008, 2007 and 2006 related to options granted in current or prior years under the LTIP and still outstanding as determined under FAS 123R. The fair value at the grant date of the number of shares of equity awards granted in 2008 and 2007 is shown below in the Grants of Plan-Based Awards Table. For a discussion of the assumptions made in valuation see Note 16 to the Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.

[6]

Amounts awarded were earned under the MICP and determined and paid in the following year. Mr. Izzo elected to defer his entire 2008, 2007 and 2006 awards under the Deferred Compensation Plan. Mr. O’Flynn deferred his entire 2006 award under the Deferred Compensation Plan.

[7]

Includes change in actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between December 31, 2007 and December 31, 2008, December 31, 2006 and December 31, 2007 and between December 31, 2005 and December 31, 2006 determined by calculating the benefit under the applicable plan benefit formula for each of the plans, based on credited service and earnings in effect at the respective measurement dates. These changes are:

	Izzo ($)	O’Flynn ($)	Levis ($)	Selover ($)	LaRossa ($)

2008	862,000	305,000	191,000	174,000	231,000
2007	626,000	157,000	1,964,000	15,000	195,000
2006	601,000	571,000	—	469,000	135,000

Includes interest earned under the Deferred Compensation Plan at the prime rate plus 1/2%, to the extent that it exceeds 120% of the applicable long-term rate. These amounts are:

	Izzo ($)	O’Flynn ($)	Levis ($)	Selover ($)	LaRossa ($)

2008	18,615	3,650	—	14,333	—
2007	37,930	13,363	—	39,787	—
2006	19,394	4,436	—	25,725	—

[8]

Depending on the individual, includes perquisites and personal benefits which include (a) automobile, gas, parking and maintenance, (b) financial planning services, (c) physical examinations and related transportation, (d) home computer and related services, (e) home security systems, (f) spousal travel, (g) relocation expenses and (h) personal/family entertainment. For automobiles, the pro rata personal usage value of the vehicle lease cost was used; for parking, the amount charged back to the NEO’s business unit for the space was used; for the driver, actual compensation and benefit expense was used; for gasoline and maintenance, estimates were used based on the vehicle’s personal use mileage; for relocation, the incremental expense to us was used, compared to the amount that would have been reimbursed under the plan generally available to all employees. For each NEO, each perquisite received in 2008 that exceeded the greater of $25,000 or 10% of his total perquisite and personal benefit amount is shown below:

	Izzo ($)(a)	O’Flynn ($)	Levis ($)	Selover ($)	LaRossa ($)
Auto, Gas, Parking & Maintenance	209,042	24,032	32,342	24,362	24,077

(a) Mr. Izzo received the services of a driver for business, commuting and occasional personal use.

In addition, in 2008, Mr. Levis had relocation expenses of $535,542, consisting of incremental costs associated with the purchase of his home by us and closing, carrying and moving costs and incidental related expenses.

[9]	Includes tax reimbursements for Mr. Levis’ relocation expenses and commuting expenses prior to moving of $19,647 in 2008.

Includes $9,200 for each NEO in employer contributions in 2008 to our 401(k) plan in the same percentage match generally available to all employees.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[4]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ralph Izzo		475,000	950,000	1,425,000				—	—
Performance Units	12/16/08				0	77,500	155,000				2,734,200
Stock Options	12/16/08					473,400				30.03	2,537,424
Thomas M. O’Flynn		185,400	370,800	556,200				—	—
Performance Units	12/16/08				0	14,800	29,600				522,144
Stock Options	12/16/08					90,200				30.03	483,472
William Levis		163,800	327,600	491,400				—	—
Performance Units	12/16/08				0	15,600	31,200				550,368
Stock Options	12/16/08					95,200				30.03	510,272
R. Edwin Selover		156,000	312,000	468,000				—	—
Performance Units	12/16/08				0	13,100	26,200				462,168
Stock Options	12/16/08					80,200				30.03	429,872
Ralph LaRossa		127,800	255,600	383,400				—	—
Performance Units	12/16/08				0	12,300	24,600				433,944
Stock Options	12/16/08					75,200				30.03	403,072

[1]	Relates to equity awards.

[2]	Represents possible payouts under MICP for 2008 performance. The actual awards were determined in February 2009 and paid in March 2009 as reported in the Summary Compensation Table.

[3]	Represents LTIP awards described below.

[4]

Represents the fair value at the grant date of the equity awards granted in 2008. For a discussion of the assumptions made in valuation see Note 16 to the Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

MICP

The Plan-based awards for annual cash incentive compensation included in the Summary Compensation Table were paid in 2009 with respect to 2008 performance under the terms of the MICP. The range of possible awards for each NEO in relation to his Target Award is set forth in the Grants of Plan-Based Awards Table above. An explanation of the MICP and each NEO’s individual performance goals, measures and performance factors achieved are described under 2008 MICP Goals and Performance in Compensation Discussion and Analysis.

The NEOs MICP awards for 2008 were as follows:

	Izzo ($)	O’Flynn ($)	Levis ($)	Selover ($)	LaRossa ($)

2008	1,000,000	384,800	355,700	370,900	286,100

LTIP

As discussed in the Compensation Discussion and Analysis and on the table shown above, LTIP awards were made to NEOs in 2008. The Committee, on December 16, 2008, approved the regularly scheduled grants in the form of stock options and performance units to Mr. Izzo and the other NEOs. The December 2008 grants are shown in the above table. One-fourth of the stock options vest each December over a four-year period. The three-year performance period for performance units ends on December 31, 2011.

Grants of performance units allow award recipients to receive 100% of their grant amount if, for the three-year performance period ending on December 31, 2011 (a) our TSR places it at the 50th percentile of the peer group of companies selected by the Committee and (b) our ROIC for the three-year performance period is 10.9%. For performance above or below these levels, the final award could be increased to as much as 200% of the grant amount (TSR at the 75th percentile and ROIC at 13.1%) or decreased to zero. The minimum payout opportunity is 25% of the grant amount (TSR at the 35th percentile and ROIC at 8.7%). See Compensation Discussion and Analysis for additional information.

Employment Agreements

We entered into an employment agreement with Mr. Izzo dated October 18, 2003 which expired on October 18, 2008, covering his employment as President and COO of PSE&G and in other executive positions to which he may be elected through October 18, 2008. The agreement provided that his base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The Agreement also awarded him options with respect to 500,000 shares of Common Stock, which have fully vested. Following expiration of his employment agreement, we entered into a severance agreement with Mr. Izzo incorporating certain of the severance provisions of his expiring agreement.

We entered into an employment agreement dated as of April 18, 2001, and amended as of December 21, 2001, with Mr. O’Flynn covering his employment as Executive Vice President and Chief Financial Officer. The term of the agreement continued until July 1, 2007, with an additional year added to the term annually unless a notice of non-renewal is given by Mr. O’Flynn or us at least 90 days in advance of such date. In the event of a change-in-control (as defined in such agreement), the term of Mr. O’Flynn’s employment is automatically continued until the second anniversary of the change-in-control. The agreement provides that Mr. O’Flynn’s base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The agreement also provided for an award to him of 200,000 shares of restricted Common Stock, which have fully vested. The agreement awarded Mr. O’Flynn options with respect to the purchase of 600,000 shares of Common Stock, which are fully vested. The agreement provided for the granting, upon the completion of five years of service, of 15 years of credit under the Mid-Career Plan for Mr. O’Flynn’s prior experience.

We entered into an employment agreement with Mr. Levis effective January 1, 2007, covering his employment as President and Chief Nuclear Officer of Power’s subsidiary, Nuclear. The agreement provides for a base salary of $500,000, with a salary review in December 2007 and annually thereafter. The agreement further provided for a cash payment of $500,000, which must be repaid if Mr. Levis leaves the Company (voluntarily or upon termination for cause) within five years. Mr. Levis also received $16,667 to make-up for lost bonus opportunity with his prior employer. In addition, the agreement provides that Mr. Levis will participate in the MICP and the LTIP during his term of employment. Mr. Levis’s target incentive award under the MICP must be at least 60% of base salary. The agreement awarded to Mr. Levis a grant of 100,000 shares of restricted stock, under the LTIP, with 40,000 shares vesting on January 1, 2010 and 60,000 shares vesting on January 1, 2013, assuming continued employment. Long-term compensation opportunity is reviewed annually pursuant to the terms of the LTIP. Finally, the agreement provides that, should Mr. Levis remain employed through January 16, 2013, he will become a participant in the Limited Supplemental Benefit Plan.

For additional information regarding severance benefit provisions applicable to Messrs. Izzo, O’Flynn, and Levis, see Potential Payments Upon Termination of Employment or Change-in-Control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (12/31/08) TABLE

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)[15]	Market Value of Shares or Units of Stock that have Not Vested ($)[16]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)[17]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)[16]

Ralph Izzo										183,249	5,345,373
	400,000	—			20.39	[7]	10/18/2013
	22,000	—			21.38	[8]	5/3/2014
	35,000	105,000	[2]		32.93	[9]	1/16/2017
	28,250	84,750	[3]		39.17	[10]	3/20/2017
	49,950	149,850	[4]		48.21	[11]	12/18/2017
	—	473,400	[5]		30.03	[12]	12/16/2018
Thomas M. O’Flynn										41,816	1,219,773
	354,000	—			22.93	[13]	7/1/2011
	22,000	—			21.38	[8]	5/3/2014
	20,500	61,500	[2]		32.93	[9]	1/16/2017
	11,450	34,350	[4]		48.21	[11]	12/18/2017
	—	90,200	[5]		30.03	[12]	12/16/2018
William Levis								100,000	2,917,000	36,357	1,060,534
	—	39,000	[2]		32.93	[9]	1/16/2017
	875	2,625	[6]		44.44	[14]	6/19/2017
	10,500	31,500	[4]		48.21	[11]	12/18/2017
	—	95,200	[5]		30.03	[12]	12/16/2018
R. Edwin Selover										31,030	905,145
	—	39,000	[2]		32.93	[9]	1/16/2017
	8,250	24,750	[4]		48.21	[11]	12/18/2017
	—	80,200	[5]		30.03	[12]	12/16/2018
Ralph LaRossa										30,230	881,809
	13,000	39,000	[2]		32.93	[9]	1/16/2017
	8,250	24,750	[4]		48.21	[11]	12/18/2017
	—	75,200	[5]		30.03	[12]	12/16/2018

[1]	Grants of non-qualified options to purchase Common Stock. The date of grant is ten years prior to the option expiration date shown.

[2]	25% of options vest on each January 16 of 2008, 2009, 2010 and 2011.

[3]	25% of options vest on each March 20 of 2008, 2009, 2010 and 2011.

[4]	25% of options vest on each December 18 of 2008, 2009, 2010 and 2011.

[5]	25% of options vest on each December 16 of 2009, 2010, 2011 and 2012.

[6]	25% of options vest on each June 19 of 2008, 2009, 2010 and 2011.

[7]	Closing price on NYSE on grant date of 10/18/2003.

[8]	Closing price on NYSE on grant date of 5/3/2004.

[9]	Closing price on NYSE on grant date of 1/16/2007.

[10]	Closing price on NYSE on grant date of 3/20/2007.

[11]	Closing price on NYSE on grant date of 12/18/2007.

[12]	Closing price on NYSE on grant date of 12/16/2008.

[13]	Closing price on NYSE on grant date of 7/1/2001.

[14]	Closing price on NYSE on grant date of 6/19/2007.

[15]

Shares of restricted stock awarded under the LTIP—40,000 restricted shares vest on 1/1/2010 and 60,000 restricted shares vest on 1/1/2013. Dividends accrue at the regular dividend rate and are paid on each regular dividend payment date as declared by the Board of Directors.

[16]	Value represents number of shares or units multiplied by the closing price on the NYSE on December 31, 2008 of $29.17.

[17]

Performance units awarded under the LTIP for 2007 and 2008 are earned over a 3-year period as shown below. For explanation of performance units, see LTIP section above, following the Grants of Plan-Based Awards Table.

Performance End Date	Izzo (#)	O’Flynn (#)	Levis (#)	Selover (#)	LaRossa (#)
12/31/2009	50,661	15,539	10,532	9,792	9,792
12/31/2010	55,088	11,477	10,225	8,138	8,138
12/31/2011	77,500	14,800	15,600	13,100	12,300

OPTION EXERCISES AND STOCK VESTED DURING 2008 TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]
Ralph Izzo	—	—	21,086	798,364
Thomas M. O’Flynn	—	—	16,668	641,831
William Levis	13,000	170,021	—	—
R. Edwin Selover	13,000	161,724	11,202	431,721
Ralph LaRossa	—	—	4,336	150,426

[1]	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

[2]	Represents the aggregate number of shares acquired from the vesting of restricted stock awards under the LTIP, as follows:

Restricted Stock–Vesting Dates	Izzo (#)	O’Flynn (#)	Levis (#)	Selover (#)	LaRossa (#)

1/18/2008	10,668	9,000	—	6,068	1,468
12/18/2008	10,418	7,668	—	5,134	2,868

[3]

The value attributable to the vested restricted stock is based on the closing price of our Common Stock on the respective vesting dates of 1/18/2008 and 12/18/2008 of $47.22 and $28.28, respectively. These amounts are:

Restricted Stock–Vesting Dates	Izzo ($)	O’Flynn ($)	Levis ($)	Selover ($)	LaRossa ($)

1/18/2008	503,743	424,980	—	286,531	69,319
12/18/2008	294,621	216,851	—	145,190	81,107

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[5]	Payments During Last Fiscal Year ($)

Ralph Izzo	Qualified Pension Plan[1]	16.70	970,000	—
	Retirement Income Restatement Plan[2]	16.70	564,000	—
	Mid-Career Hire Supplemental Retirement Income Plan[3]	3.27	738,000	—
	Limited Supplemental Benefits Plan[4]	19.97	1,339,000	—

			3,611,000

Thomas M. O’Flynn	Qualified Pension Plan[1]	7.50	67,000	—
	Retirement Income Restatement Plan[2]	7.50	136,000	—
	Mid-Career Hire Supplemental Retirement Income Plan[3]	17.02	60,000	—
	Limited Supplemental Benefits Plan[4,6]	24.52	3,160,000	—

			3,423,000

William Levis	Qualified Pension Plan[1]	1.92	19,000	—
	Retirement Income Restatement Plan[2]	1.92	49,000	—
	Mid-Career Hire Supplemental Retirement Income Plan[3]	—	—	—
	Limited Supplemental Benefits Plan[4,7]	1.92	2,087,000	—

			2,155,000

R. Edwin Selover	Qualified Pension Plan[1]	36.33	1,852,000	—
	Retirement Income Restatement Plan[2]	36.33	2,142,000	—
	Mid-Career Hire Supplemental Retirement Income Plan[3]	5.00	552,000	—
	Limited Supplemental Benefits Plan[4]	41.33	435,000	—

			4,981,000

Ralph LaRossa	Qualified Pension Plan[1]	23.51	462,000	—
	Retirement Income Restatement Plan[2]	23.51	471,000	—
	Mid-Career Hire Supplemental Retirement Income Plan[3]	—	—	—
	Limited Supplemental Benefits Plan[4]	—	—	—

			933,000

[1]

All NEOs participate in either a traditional defined benefit pension plan (Pension Plan) or a cash balance pension plan (Cash Balance Plan), depending on date of hire, each of which is a qualified plan under the IRC. Such plans are available to all other employees under the same terms and conditions. Messrs. Izzo, Selover and LaRossa participate in the Pension Plan. Messrs. O’Flynn and Levis participate in the Cash Balance Plan. Years shown reflect actual years of service.

[2]	Years shown reflect actual years of service.

[3]

Certain employees receive additional years of credited service for the purpose of retirement benefit calculations in recognition of prior work experience, including 15 years for Mr. O’Flynn. In addition, Messrs. Izzo, O’Flynn and Selover receive an additional 5 years which vest at age 60 as described below under Mid- Career Plan. The additional 5 years are prorated in the table for participants under age 60.

[4]	Years shown reflect the sum of actual years of service and years credited under the Mid-Career Plan.

[5]

Amounts shown represent actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for our financial statements for the year ended December 31, 2008, with two exceptions: (i) NEOs were assumed to retire at the earliest point at which the benefits were payable on an unreduced basis in the plan providing the largest target benefit and (ii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 10 to the Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.

[6]

The actuarial present value of accumulated benefits based on actual years of service is $2,056,000 and the actuarial present value of accumulated benefits based on additional years of service is $1,104,000.

[7]	Mr. Levis will be eligible to participate in the Limited Plan if employed by us on January 16, 2013.

Qualified Pension Plans

All of our employees are eligible to participate in either a Pension Plan or a Cash Balance Plan. The Pension Plan covers employees hired prior to January 1, 1996 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five highest years of compensation up to the limit imposed by the IRC.

The benefit formula is A + B + C:

A= 1.3% of the lesser of 5-year final average earnings not in excess of $24,600 times years of credited service not exceeding 35 years;

B= 1.5% of the amount by which 5-year final average earnings exceeds $24,600 times years of credited service not exceeding 35 years; and

C= 1.5% of 5-year final average earnings times years of credited service in excess of 35 years.

An additional benefit equal to $4.00 per month for each year of credited service is payable until the retiree reaches age 65.

Participants become fully vested in their Pension Plan benefit upon completion of five years of service. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who are not yet age 55, may commence their Pension Plan benefits on a reduced basis.

The Cash Balance Plan covers employees hired or rehired on or after January 1, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notational amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Plan upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited %
<30	2.00
30–39	2.50
40–49	3.25
50–59	4.25
60–69	5.50
70–79	7.00
80–89	9.00
90+	12.00

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Plan benefit.

Reinstatement Plan

All employees are eligible to participate in a non-qualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined by the qualified pension formula, but which are not eligible for payment from the qualified pension plans as a result of IRC mandated limits for qualified plans. The benefits payable under this plan mirror those of the qualified plans described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant may have deferred under deferred compensation plans, (iii) will include amounts earned under MICP (which are not considered under the qualified pension plans), (iv) will be limited to 150% of average base salary for the applicable five years and (v) will be offset by any benefits received by the participant under the qualified plan.

Mid-Career Plan

Certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior work experience. Such benefits are paid from a non-qualified plan, the Mid-Career Plan. Under the Mid-Career Plan, certain participants receive an additional five years of credited service for the purpose of pension benefit calculations if they retire between ages 60 and 65. The credited years of service reduce by one year for each six-month period such participant works beyond age 65. This feature of the plan is designed to encourage retirement on or before age 65. Benefits payable under the Mid-Career Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the amount of benefit. Any benefit payable under this plan is offset by benefits payable under the qualified plan and the Reinstatement Plan.

Limited Plan

Certain employees participate in a limited non-qualified supplemental retirement plan, the Limited Plan. This plan seeks to provide a total target replacement income percentage equal to credited service for qualified pension calculation purposes and Mid-Career Plan calculation purposes, plus 30, to a maximum of 75%. Compensation covered for the Limited Plan is the same as for the Mid-Career Plan. The target replacement amount under the Limited Plan is reduced by any pension benefits accrued and vested from a previous employer at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The Limited Plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants become entitled to a Limited Plan benefit only upon (a) retirement under the terms of the qualified plan in which they participate (Pension Plan or Cash Balance Plan) or (b) death.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year (2008) ($)	Registrant Contributions in Last Fiscal Year (2008) ($)	Aggregate Earnings in Last Fiscal Year (2008) ($)	Aggregate Withdrawals/ Distributions (2008) ($)	Aggregate Balance at Last Fiscal Year End (2008) ($)

Ralph Izzo[1]	1,282,500	—	150,030	—	2,808,553
Thomas M. O’Flynn[2]	—	—	(85,665)	695,170	799,702
William Levis	—	—	—	—	—
R. Edwin Selover[3]	52,000	—	98,325	—	1,670,429
Ralph LaRossa	—	—	—	—	—

[1]

The amount shown under Executive Contributions in Last Fiscal Year (2008) was previously reported in our 2008 proxy statement. $18,615 of the amount shown under Aggregate Earnings in Last Fiscal Year (2008) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $2,479,594 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/08) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

[2]

$3,650 of the net loss shown under Aggregate Earnings in Last Fiscal Year (2008) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $772,056 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/08) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

[3]

The amount shown under Executive Contributions in Last Fiscal Year (2008) is reported in this Proxy Statement in the Summary Compensation Table. $14,333 of the amount shown under Aggregate Earnings in Last Fiscal Year (2008) is reported in this Proxy Statement in the Summary Compensation Table under Change in Pension Value and Non-Qualified Deferred Compensation as earnings in excess of 120% of the applicable long-term rate as discussed in footnote 7 of that Table. $504,665 of the amount shown under Aggregate Balance at Last Fiscal Year End (12/31/08) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. For performance-based compensation, elections may be made up to the date that is six months before the end of the related performance period, as long as (a) the performance period is at least 12 months in length, (b) the participant performed services continuously from the date the performance criteria were established through the date the deferral election is made and (c) at the time the deferral election is made, the performance-based compensation is not both (i) substantially certain to be paid and (ii) readily ascertainable. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Deferred Compensation Plan account. Distributions may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of (x) one lump-sum payment, (y) annual distributions over a five-year period or (z) annual distributions over a 10-year period.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (a) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (b) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 Fund available to employees under our 401(k) Plans or (ii) at the rate of Prime plus 1/2%, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus 1/2%. For 2008 the rates of return for these funds were as follows:

Conservative Pre-Mixed Portfolio	(15.49%)
Moderate Pre-Mixed Portfolio	(24.01%)
Aggressive Pre-Mixed Portfolio	(31.62%)
S&P 500 Fund	(37.02%)
Prime Plus 1/2%	6.23%

A participant may change fund selection once a year.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE-IN-CONTROL

The severance agreement of Mr. Izzo and the employment agreement of Mr. O’Flynn, discussed above, each provide for certain severance benefits.

Both of these agreements provide that if the individual is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement, the vesting of equity awards will be accelerated, the individual will be paid a benefit of two times base salary and target bonus, and his welfare benefits will be continued for two years unless he is sooner employed.

Mr. O’Flynn’s employment agreement also provides that in the event such a termination occurs after a “change-in-control” (as defined below), his payment becomes three times the sum of salary and target bonus, continuation of welfare benefits for three years unless sooner reemployed, payment of the net present value of providing three years additional service under our retirement plans and a gross-up for excise taxes due under the IRC on any termination payments.

Each of the agreements provides that the individual is prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

PSEG’s Key Executive Severance Plan provides severance benefits to Messrs. Izzo, Levis, Selover and LaRossa and to certain of our key executive-level employees whose employment is terminated without cause.

Under the Key Executive Severance Plan, if any of Messrs. Izzo, Levis, Selover or LaRossa is terminated without cause or resigns his employment for good reason within two years after a change-in-control, he will receive (1) a pro rata bonus based on his target annual incentive compensation, (2) three times the sum of his salary and target incentive bonus, (3) accelerated vesting of equity-based awards, (4) a lump sum payment equal to the actuarial equivalent of his benefits under all of our retirement plans in which he participates calculated as though he remained employed for three years beyond the date his employment terminates less the actuarial equivalent of such benefits on the date his employment terminates, (5) three years continued welfare benefits (the first 18 months of which will be provided through PSEG-paid COBRA continuation coverage), (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred.

Also under the Key Executive Severance Plan, Messrs. Levis, Selover and LaRossa would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times their annual base salary plus their target annual incentive amount, as well as a prorated payment of their target incentive award and certain outplacement services, educational assistance, health care and life insurance coverage.

If a termination without cause, or for a reduction in force or reorganization had occurred on December 31, 2008, each of the NEOs would have received the following benefits:

($)
Izzo	6,294,554
O’Flynn	2,837,278
Levis	4,452,116
Selover	1,426,751
LaRossa	1,232,757

If a termination without cause or with good reason had occurred on December 31, 2008 following a change-in-control, each of the NEOs would have received the following benefits:

($)
Izzo	13,056,055
O’Flynn	4,261,578
Levis	7,768,618
Selover	3,189,799
LaRossa	4,553,571

Change-in-Control provisions under Mr. O’Flynn’s employment agreement and the Key Executive Severance Plan generally means the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

•	A majority of the Board of Directors is replaced without approval of the current Board; or

•

There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

•	Our shareholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

DIRECTOR COMPENSATION TABLE1

	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)[3]	Option Awards ($)	Non-Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)	Total ($)

Caroline Dorsa	101,000	100,000	—	—	—	—	201,000
Albert R. Gamper, Jr.	112,500	100,000	—	—	—	—	212,500
Conrad K. Harper	93,500	100,000	—	—	—	—	193,500
William V. Hickey	103,588	100,000	—	—	2,643	—	206,231
Shirley Ann Jackson	110,706	100,000	—	—	2,404	—	213,110
Thomas A. Renyi	119,882	100,000	—	—	—	—	219,882
Hak Cheol Shin	59,418	63,636	—	—	—	—	123,054
Richard J. Swift	108,000	100,000	—	—	—	—	208,000

[1]	Mr. Shin was elected a director in June 2008. No information is reported for David Lilley, who was first elected to the Board of Directors in February 2009.

[2]

Includes all meeting fees, chair/committee retainer fees and the annual retainer as described below. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below:

Gamper ($)	Harper ($)	Hickey ($)	Jackson ($)	Renyi ($)	Swift ($)

112,500	93,500	103,588	55,206	119,882	60,000

[3]

Amount shown reflects the expense included on our Financial Statements for 2008 related to awards under the 2007 Equity Compensation Plan for Outside Directors (Directors’ Equity Plan) granted on May 1, 2008 and May 1, 2007 and still outstanding as determined under FAS 123R.

For each outside director, except Mr. Shin, the grant date fair value of the award was $100,000 on May 1, 2008, which equated to 2,268 stock units based on the then-current market price of the Common Stock. For Mr. Shin, the grant date fair value of the award was $100,000 on June 2, 2008, which equated to 2,279 stock units based on the then-current market price of the Common Stock. In addition, each outside director’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate. For a discussion on the assumptions made in valuation, see Note 16 to the Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.

[4]

Includes interest earned under the PSEG Deferred Compensation Plan for Directors (Directors’ Deferred Compensation Plan), described below, at the prime rate plus 1/2% to the extent that it exceeds 120% of the applicable Federal long-term rate. The directors do not participate in a PSEG-sponsored pension plan.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2008. Shares granted under that prior plan are subject to forfeiture if a director leaves service prior to age 72, except after a change-in- control or if waived by non-participating directors.

	Dorsa (#)	Gamper (#)	Harper (#)	Hickey (#)	Jackson (#)	Renyi (#)	Shin (#)	Swift (#)
Stock units	4,768	4,768	4,768	4,768	4,768	4,768	2,343	4,768
Restricted stock	8,800	9,600	13,200	9,600	9,600	8,800	—	14,400

Director Fees

During 2008, each director who was not an employee of a PSEG company was paid an annual retainer of $45,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to us or PSE&G. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the Audit Committee, who received $15,000 and the Chair of the Organization and Compensation Committee, who received $10,000. In addition, each member of the Audit Committee received an additional annual retainer of $5,000. The Presiding Director received an additional annual retainer of $15,000.

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in her/his name and accrues earning credits equivalent to the earnings on shares of PSEG Common Stock. If a director fails to remain as a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by her/him.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors who are not employees may elect to defer any portion of their retainer and meeting attendance fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Directors’ Deferred Compensation Plan account. Distributions are made in cash or, at the election of the participant in the case of amounts credited with earnings by reference to the performance of our Common Stock, in shares of Common Stock. Distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 71st birthday or (ii) the January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of (x) one lump-sum payment, or (y) annual distributions over a period selected by the participant, up to 10 years.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (A) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (B) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 fund available to employees under our 401(k) Plans, (ii) at the rate of prime plus 1/2% or (iii) by reference to the performance of the our Common Stock, in such percentages designated by the participant. A participant who fails to provide a designation will accrue earnings on his/her account at the rate of prime plus 1/2%.

For 2008, the rates of returns for these funds were as follows:

Conservative Pre-Mixed Portfolio	(15.49%)
Moderate Pre-Mixed Portfolio	(24.01%)
Aggressive Pre-Mixed Portfolio	(31.62%)
S&P 500 Fund	(37.02%)
Prime Plus 1/2%	6.23%
PSEG Common Stock	(37.91%)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, each of the following individuals served as a member of the Organization and Compensation Committee: Albert R. Gamper, Jr., Chair, William V. Hickey, Shirley Ann Jackson, Thomas A. Renyi, and Richard J. Swift. During 2008, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. Other than as described below under Transactions With Related Persons, no member of the Organization and Compensation Committee had a direct or indirect material interest in any transaction with us.

TRANSACTIONS WITH RELATED PERSONS

Except as stated below, there were no transactions during 2008, and there are no transactions currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, or their immediate family members) had or will have a direct or indirect material interest.

From January 2008 until July 2008, Thomas A. Renyi, a director of PSEG, was Executive Chairman of the Board of The Bank of New York Mellon Corporation (BNY), a participant in three of our and our subsidiaries’ credit facilities. Each of these facilities, and BNY’s participation, was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with BNY by persons not related to BNY, and did not involve more than the normal risk of collectability or present other unfavorable features.

Our policies and procedures with regard to transactions with related parties, including the review, approval or ratification of any such transactions, the standards applied and the responsibilities for application are set forth in our Corporate Governance Principles, Standards of Integrity and other of our internal written management practices. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

•

Under the Corporate Governance Principles, a director must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

•

The Standards of Integrity establish expectations for behavior for directors, officers and employees regarding, among other things, corporate opportunity, conflict of interest, and customer, supplier, competitor and governmental relations. The Standards of Integrity establish a procedure for seeking guidance, reporting concerns, investigation and discipline.

•

Our written management practices provide that any capital investment with a non-PSEG entity or its affiliate for which one of our directors or officers serves as a director or executive officer must be approved by our Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is composed solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/investor/governance. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The Independent Registered Public Accountant of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of Public Company Accounting Oversight Board (PCAOB) (U.S.) and on management’s assessment of internal controls and for issuing reports thereon. The Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

In performance of its responsibilities, the Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2008 and discussed these financial statements with management, the internal auditors and the independent auditor. The Committee periodically meets privately with the internal auditors and with the independent auditor, and also meets in executive session with only Committee members present.

Management has represented to the Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed the consolidated audited financial statements with management, the internal auditors and the independent auditor. The Committee discussed with the independent auditor the PCAOB’s required communications and other requirements, including the following:

•	Methods used to account for significant transactions;

•	The effect of significant accounting policies in emerging areas;

•	The process used by management in formulating accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements; and

•	Critical accounting policies.

The independent auditor also provided to the Committee the written disclosures required by the PCAOB’s standards and current SEC requirements for auditor independence. The Committee discussed with the independent auditor the firm’s independence with respect to PSEG and its management and discussed the internal controls and an assessment of the audits of Deloitte & Touche LLP by the PCAOB. The Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Committee determined that the independent auditor has the requisite independence.

Based on the Committee’s discussions with management, the internal auditors and the independent auditor, the Committee’s review of the audited financial statements, the independent auditor’s representations of management regarding the audited financial statements and the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Members of the Audit Committee:

Thomas A. Renyi, Chair
Caroline Dorsa
Albert R. Gamper, Jr.
William V. Hickey
Shirley Ann Jackson
Hak Cheol Shin

February 17, 2009

FEES BILLED BY DELOITTE & TOUCHE LLP FOR 2008 AND 2007

The appointment, termination, compensation and oversight of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, is the direct responsibility of the Audit Committee of our Board of Directors, which reviews their independence, the services provided and their fees, as well as peer review reports of their performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to us and our subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2008 and 2007 totaled $6,059,093 and $6,849,675, respectively. The fees were incurred for audits of our annual consolidated financial statements and our subsidiaries, including our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2008 and 2007 totaled $47,400 and $47,400, respectively, primarily related to performing certain attest services.

Tax Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2008 and 2007 totaled $1,098,743 and $406,360, respectively.

All Other Fees

There were no additional fees billed to us or our subsidiaries in 2008 or 2007 by Deloitte & Touche other than those described above.

Proposal 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of our books of account and supporting records for 2009, subject to the ratification of the stockholders at the Annual Meeting of Stockholders.

Deloitte & Touche LLP has performed the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposals intended for inclusion in the Proxy Statement in connection with its 2010 Annual Meeting of Stockholders should be sent to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 6, 2009.

DISCRETIONARY PROXY VOTING AUTHORITY

If we are not notified by February 1, 2010 of any proposal intended to be presented for consideration at the 2010 Annual Meeting of Stockholders, then the proxies named by us with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

If any matters not described in this Proxy Statement should properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board of Directors and management did not know of any other matters which might be presented for stockholder action at the meeting.

SOLICITATION

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $12,500, plus reimbursement of expenses.

ANNUAL REPORT ON FORM 10-K

We have provided without charge to each person solicited, a copy of our Annual Report on Form 10-K for the year 2008, which has been filed with the SEC. Each such copy of our Annual Report on Form 10-K does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon request. Any such request should be made in writing to Morton A. Plawner, Treasurer, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. The Form 10-K is also available on our website www.pseg.com/investor.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR.
Secretary

March 6, 2009

Public Service Enterprise Group Incorporated
80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

Arrangements have been made to provide free parking within close proximity to the New Jersey Performing Arts Center (NJPAC) at locations designated (P) on the map above.

Please bring your parking ticket with you to the meeting so that it can be validated by PSEG. Reasonable parking expenses incurred at locations other than those shown above will be reimbursed. You may obtain driving directions and public transportation information by calling 1-888-GO-NJPAC or on the NJPAC website, www.njpac.org.

☒	Votes must be indicated (x) in Black or Blue ink.	Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

			FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	ELECTION OF DIRECTORS Nominees for terms expiring in 2010 are:		☐	☐	☐

	01	Albert R. Gamper, Jr.
	02	Conrad K. Harper
	03	Shirley Ann Jackson
	04	David Lilley
	05	Thomas A. Renyi
	06	Hak Cheol Shin

To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

		Please mark your votes as indicated in this example		☒

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2009.	☐	☐	☐

	If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated		☐

	Please indicate if you plan to attend the Annual Meeting by marking this box.		☐

Signature ______________________________________________________ Signature ________________________________ Date ____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://www.ezodproxy.com/pseg/2009/pseg2008ar

INTERNET http://www.eproxy.com/peg

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED PROXY FOR ANNUAL MEETING OF STOCKHOLDERS April 21, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 21, 2009 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

If you have not voted by telephone or by the Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲	FOLD AND DETACH HERE	▲

ADMISSION TICKET

Public Service Enterprise Group Incorporated 2009 Annual Meeting of Stockholders April 21, 2009 at 2:00 P.M.

(Registration Begins at 1:00 P.M. Light refreshments will be available.)

For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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